Exhibit 99.4

R2D INGÉNIÉRIE SAS
Balance Sheets
As of June 30, 2007 and December 31, 2006
($ in thousands)

	June 30,	December 31,
Assets	2007	2006
Current Assets	(Unaudited)
Cash and cash equivalents	$52	$835
Accounts receivable, net of allowances	1,330	1,463
Inventories	1,827	895
Income taxes receivable	55	-
Deferred tax asset - current	-	18
Other	468	382
Total current assets	3,732	3,593

Property, Plant and Equipment - Net	136	52
Other Assets	23	15
Total Assets	$3,891	$3,660

Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable	$1,159	$1,046
Bank loans and current maturities of long-term debt	16	50
Accrued compensation and related taxes	263	281
Accrued warranty expense	31	30
Deferred profit	-	51
Loan payable to shareholders	970	943
Income taxes payable	-	72
Other current liabilities	-	12
Total current liabilities	2,439	2,485

Long-Term Obligations	80	-
Total liabilities	2,519	2,485

Commitments and Contingencies

Stockholders' Equity
Common stock	118	118
Additional paid-in capital	12	12
Accumulated other comprehensive income (loss)	322	295
Retained Earnings	920	750
Total stockholders' equity	1,372	1,175
Total Liabilities and Stockholders' Equity	$3,891	$3,660

The accompanying notes are an integral part of these condensed financial statements.

R2D INGÉNIÉRIE SAS
Statements of Operations
For the six months ended June 30, 2007 and 2006
Unaudited
($ in thousands)

	Six Months Ended June 30,
	2007	2006
Revenues, net of returns and allowances	$2,165	$2,337
Cost of sales	1,454	1,516
Gross profit	711	821
Selling expenses	283	236
General and Administrative expenses	183	106
Operating income	245	479
Interest and other income (expense), net	(5)	(111)
Income before income taxes	240	368
Income tax provision	69	101
Net income	$171	$267

The accompanying notes are an integral part of these condensed financial statements.

R2D INGÉNIÉRIE SAS
Statements of Cash Flows
For the six months ended June 30, 2007 and 2006
Unaudited
($ in thousands)

	Six months ended June 30,
	2007	2006
Operating Activities
Net income	$171	$267
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	36	9
Deferred income taxes	(15)	3
Changes in operating assets and liabilities:
Accounts receivable	162	(734)
Inventories	(880)	48
Accrued income taxes	(128)	(48)
Prepaid expenses and other assets	(84)	216
Accounts payable	89	(126)
Accrued liabilities and customer deposits	(14)	(141)
Deferred profit	(52)	28
Net cash used in operating activities	(715)	(478)
Investing Activities
Purchases of property, plant and equipment	(118)	0
Net cash used in investing activities	(118)	0
Financing Activities
Payments on long-term obligations	(2)	-
Borrowings on long-term obligations	101	-
Net short-term borrowings	(55)	5
Net cash provided by financing activities	44	5

Effect of Exchange Rate Changes on Cash	6	62

Net Increase (Decrease) in Cash and Cash Equivalents	(783)	(411)
Cash and Cash Equivalents, Beginning of Period	835	1,214
Cash and Cash Equivalents, End of Period	$52	$803

The accompanying notes are an integral part of these condensed financial statements.

R2D INGÉNIÉRIE SAS
Notes to the Condensed Financial Statements
For the six months ended June 30, 2007 and 2006

1.	Summary of Significant Accounting Policies

Nature of operations and basis of presentation — SAS R2D Ingenierie (the “Company”) manufactures robotic systems for the semiconductor and the solar industries. The Company sells these products to manufacturers of silicon wafers, semiconductors and solar cells worldwide. In addition, the Company provides semiconductor manufacturing support services.

Use of Estimates — The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. In the opinion of management, the accompanying unaudited interim condensed financial statements contain all adjustments necessary, all of which are of a normal recurring nature, to present fairly the Company’s financial position, results of operations and cash flows. These condensed financial statements should be read in conjunction with the audited financial statements and notes thereto included elsewhere in this Form 8-K/A.

2.	Inventories — Inventories are stated at the lower of cost (first-in, first-out method) or net realizable value. The components of inventories are as follows:

	June 30,	December 31,
	2007	2006
	(dollars in thousands)
Purchased parts and raw materials	$949	$400
Work-in-process	$449	363
Finished goods	$429	132
	$1,827	$895

3.	Equipment financing — The Company entered into a secured financing arrangement for manufacturing equipment in May, 2007. The arrangement includes the obligation to pay 60 equal monthly payments of approximately $2,000 with the financing secured by the equipment. The financing arrangement is accounted for as a capital lease. The outstanding principal balance of the liability was approximately $96,000 as of June 30, 2007.